Exhibit 21

	Entity Name	State of Organization
	WRIT Limited Partnership	Delaware
	Real Estate Management, Inc.	Maryland
	WRIT-NVIP, L.L.C.	Virginia
	Washington Parking, Inc.	Maryland
	Washington Metro Inc.	Maryland
	WRIT-MBA, L.L.C.	Delaware
	Cascade/Maryland Properties LLC	Washington
	Munson Hill Towers, L.L.C.	Virginia
	WRIT Prosperity Holdings, L.L.C.	Delaware
	WRIT 8501-8503, L.L.C.	Delaware
	WRIT 8505, L.L.C.	Delaware
	WRIT Dulles I, L.L.C.	Delaware
	Dalton Ventures, L.L.C.	Delaware
	WRIT Investment Nine, L.L.C.	Maryland
	WRIT Investment Ten, L.L.C.	Maryland
	WRIT Investment Thirteen, L.L.C.	Maryland
	WRIT Beltway 50 Limited Partnership, L.L.L.P.	Maryland
	M.O.R.F III Associates L.P.	Maryland
	WRIT – Spectrum L.L.C.	Delaware
	MORF 6, L.L.C.	Delaware
	FR/Cal Columbia Park, L.L.C.	Delaware
	Shady Grove Medical Village II, L.L.C.	Maryland
	Shady Grove Medical Village III, L.L.C.	Maryland
	WRIT Frederick Crossing Land, L.L.C.	Delaware
	WRIT Frederick Crossing Lease, L.L.C.	Delaware
	WRIT Frederick Crossing Associates, Inc.	Maryland
	Frederick Crossing Associates, L.C.	Virginia
	Frederick Crossing Retail Associates, L.C.	Virginia
	SGMB L.P.	Maryland
	SGPC L.L.C.	Maryland
	Plumtree Partners, L.L.C.	Maryland
	WRIT 15005 SG, L.L.C.	Delaware
	SME Rock, L.L.C.	Delaware
	SYN-Rock, L.L.C.	Maryland
	Trade Rock, L.L.C.	Delaware
	SME Rock Manager, Inc.	Delaware
	SYN-Rock Manager, Inc.	Delaware
	Trade Rock Manager, Inc.	Delaware
	WRIT 2440 M, L.L.C.	Delaware
	WRIT Woodholme, L.L.C.	Delaware
	Woodholme Medical Office Building, L.L.C.	Delaware
	Morgstan, L.L.C.	Maryland
	WH-I Land, L.L.C.	Maryland
	WRIT-Kenmore, L.L.C.	Delaware
	WRIT-2445 M, L.L.C.	Delaware
	WRIT Gateway Overlook, L.L.C.	Delaware
	WRIT 1140 CT, L.L.C.	Delaware

WRIT 1227 25th Street, L.L.C.	Delaware
650 N. Glebe, L.L.C.	Delaware
WRIT Crimson on Glebe Member, LLC	Delaware
WRIT Olney Village LLC	Delaware
WRIT Braddock Place LLC	Delaware
WRIT 8283 Greensboro Drive LLC	Delaware
WRIT Braddock Gateway LLC	Delaware
Braddock Gateway LLC	Delaware